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                                                                   EXHIBIT 23(d)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of (i) our report dated January 29, 1997 (except for Note W as to which the date is March 24, 1997) contained in the Annual Report on Form 10-K of CFX Corporation for the year ended December 31, 1996 and (ii) our report dated January 29, 1997 (except for Note A -- "Significant Accounting Policies -- Principles of Presentation and Consolidation" as to which the date is August 29, 1997 and Note V as to which the date is October 27, 1997) included in the Current Report on Form 8-K of CFX Corporation filed on December 12, 1997, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus/Joint Proxy Statement.

                                          WOLF & COMPANY, P.C.

Boston, Massachusetts
December 31, 1997